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NEXUS ENERGY SOFTWARE, INC.
Statements of Income
Periods Ended September 30, 1999
 (expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

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                         Quarter     Nine Months
                         -------     -----------

Operating revenue          $ 1.5          $ 3.8
Cost of sales          0.7          1.3
                         -----          -----
Gross margin          0.8          2.5
                         -----          -----

Salaries and benefits          0.2          1.3
Selling and marketing          0.3          0.5
Professional fees          -          0.1
Miscellaneous general and administrative     0.4          0.8
                         -----          -----
          Total operating expenses          0.9     2.7
                              -----     -----
Operating income               (0.1)     (0.2)
                              -----     -----

Other income (expense)               -     (0.1)
                              -----     -----
Net income (loss)               $(0.1)     $(0.3)
                              =====     =====


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